SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 16, 2002

UNIFY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-2710559	001-11807
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(Commission File No.)

2101 Arena Blvd, Suite 100

Sacramento, California 95834

(Address of principal executive offices)

(916) 928-6400

(Registrant’s telephone number, including area code)

ITEM 4. Changes in Registrant’s Certifying Accountants

On December 16, 2002, Unify Corporation (the “Company”) dismissed Deloitte & Touche LLP (“D&T”) as its independent certified public accountants. The Audit Committee of the Company’s Board of Directors approved the decision to change accountants.  During the fiscal years ended April 30, 2002 and 2001, D&T’s reports on the financial statements of the Company did not contain an adverse opinion or a disclaimer of opinion, and were not qualified as to audit scope or accounting principles.  These reports contained an explanatory paragraph with respect to uncertainties that raised substantial doubt as to the Company’s ability to continue as a going concern.  During the Company’s two most recent fiscal years and the subsequent period up to December 16, 2002, other than the matters discussed in the following two paragraphs, there were no disagreements (as defined under Item 304 of Regulation S-K) with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

During the quarter ended July 31, 2002, the Company received restricted shares of common stock of a privately-held customer in settlement of an outstanding claim that the Company had asserted against the customer.  In making its initial assessment of the estimated fair value of the common stock received, the Company considered, among other things, the historical and projected operating results of the customer.  However, D&T advised the Company that, in light of the uncertainties regarding the realizability of the common stock received, it believed the use of valuation methodologies which additionally considered liquidation preferences would be more appropriate.  After discussion with D&T, the Company concluded it was more appropriate to use the valuation methodology proposed by D&T.

During the quarter ended July 31, 2002, the Company was informed by one of its foreign distributors that the distributor did not intend to pay the Company $250,000 in license fees until the distributor re-sold the license to an end-user. As a result, the Company determined that the distributor could not demonstrate an ability to honor payment commitments until the distributor subsequently sold the license to an end-user.  The Company had previously recorded these fees as revenue upon the sale of the license to the distributor in the fourth quarter of the Company’s fiscal year ended April 30, 2002.  The Company initially believed that, during the quarter ended July 31, 2002, a reserve for the receivable should be established, resulting in a charge to bad debt expense.  D&T believed that the distributor’s unwillingness to pay the Company should be accounted for as a product return until the license was re-sold by the distributor and, as such, that the appropriate accounting would be to reverse the original sale, thereby reducing revenues for the quarter ended July 31, 2002. After discussions with D&T, the Company concluded that it was appropriate to reverse the revenue from this transaction in the quarter ended July 31, 2002.

D&T discussed both of these matters with the Company’s Audit Committee of the Board of Directors and advised the Audit Committee that it believed the above items constituted disagreements with Management pursuant to Item 304 of Regulation S-K.

On December 20, 2002, pursuant to the approval of the Audit Committee of the Company’s Board of Directors, the Company engaged Ernst & Young LLP (“E&Y”) to serve as the Company’s independent auditors.  During the Company’s two most recent fiscal years, and during the subsequent period through December 20, 2002, the Company did not consult with E&Y on any accounting or auditing issues.

The Company has authorized D&T to respond fully to any inquiries of E&Y concerning the disagreements discussed above.  The Company requested that D&T furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements and, if not, stating the respects in which it does not agree.  A copy of that letter dated December 20, 2002 is filed as Exhibit 16.1 to this Form 8-K.

ITEM 7.  Exhibits

Exhibit No.	Description

16.1	Letter from D&T regarding disclosures of the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Unify Corporation
(Registrant)

Date: December 20, 2002

	By:	/s/ TODD E. WILLE
Todd E. Wille Chairman, President and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description

16.1	Letter from D&T regarding disclosures of the Company